Exhibit 3.1

CERTIFICATE OF DESIGNATION OF

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

Delaware General Corporation Law

Recruiter.com Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board”) pursuant to the authority of the Board as required by the Delaware General Corporation Law (“DGCL”).

WHEREAS, the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, par value $0.0001 per share (the “Preferred Stock”), issuable from time-to-time in one or more series;

WHEREAS, the Board is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any unissued series of Preferred Stock and the number of shares constituting any such series; and

WHEREAS, pursuant to this authority, the Board has authorized, and in connection therewith has fixed, the rights, preferences, restrictions and other matters relating to the Corporation’s newly designated Series B Redeemable Convertible Preferred Stock (the “Series B”), consisting of 200,000 shares, as evidenced by this Certificate of Designation of Series B adopted in accordance with the laws of the State of Delaware on February 10, 2020 (the “Series B Certificate of Designation”).

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board in accordance with the provisions of the Certificate of Incorporation, the Board hereby authorizes the adoption of this Series B Certificate of Designation:

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as “Series B Redeemable Convertible Preferred Stock” and the number of shares constituting such series shall be 200,000 shares. The Series B shall have a stated value of $25.00 per share (the “Stated Value”).

2. No Maturity, Sinking Fund, Mandatory Redemption. The Series B has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase the Series B. The Corporation is not required to set aside funds to redeem the Series B.

3. Ranking. The Series B will rank, with respect to rights to the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation: (i) senior to all classes or series of the Corporation’s common stock, par value $0.0001 per share (“Common Stock”) except as provided in this Section 3, and to all other equity securities issued by the Corporation other than equity securities referred to in clause (ii) of this Section 3; (ii) on parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Series B with respect to rights to the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, except that the Series B shall only be on parity with shares of 13% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A”) with respect to dividends after three years from the original issuance date for each outstanding share of Series B; (iii) junior to all equity securities issued by the Corporation which are outstanding as of the date that this Certificate of Designation has been filed with the Secretary of State of Delaware (the “Existing Preferred”) and have rights in connection with the distribution of assets upon any liquidation, dissolution or winding up of the Corporation including agreements with former holders of Series E and Series F Convertible Preferred Stock; and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into our Common Stock or Preferred Stock) of the Corporation and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Corporation. The term “equity securities” shall not include convertible debt securities.

4. Dividends. The Series B shall be issued on an original issue discount basis which means that in lieu of 13% annual dividends, the persons who acquire Series B shall receive a 39% discount to what would otherwise be the purchase price based upon the Stated Value.

5. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B (the “Series B Holders”) will, subject to the rights of any shares of outstanding Existing Preferred, be entitled to be paid out of the assets the Corporation has legally available for distribution to its shareholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation it may issue ranking senior to the Series B with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share plus an amount equal to any accumulated, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Series B as to liquidation rights. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event affecting the Series B so that the aggregate liquidation preference allocable to all outstanding shares of the Series B immediately prior to such event is the same immediately after giving effect to such event.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of the Series B and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on a parity with the Series B in the distribution of assets, then the Series B Holders and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Series B Holders will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the Series B Holders will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation.

6. Redemption.

(a) Special Optional Redemption Right. Upon the occurrence of a Change of Control, as defined below, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series B, in whole or in part, within 120 days after notice of such Change of Control, for cash at a redemption price in the amount of the Stated Value per share but not including, the redemption date.

(b) A “Change of Control” is deemed to occur when, after the date of closing of the issuance of the shares of the Series B, the following have occurred and are continuing: the acquisition by any person, including any syndicate or group deemed to be a “person” under Rule 13d-3 under Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

(c) In the event the Corporation elects to redeem the Series B, the notice of redemption will be mailed by the Corporation, postage prepaid, or sent via e-mail, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the Series B called for redemption at such holder’s address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of the Series B to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series B are to be surrendered for payment of the redemption price; (v) whether such redemption is being made pursuant to Section 6(a) or Section 6(b); and (vi) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control. If less than all of the shares of the Series B held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of the Series B held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Series B except as to the holder to whom notice was defective or not given.

(d) Series B Holders to be redeemed shall surrender the Series B at the place designated in the notice of redemption and shall be entitled to the redemption price payable upon the redemption following the surrender.

(e) If notice of redemption of any shares of the Series B has been given and if the Corporation irrevocably sets aside the funds necessary for redemption in trust for the benefit of the Series B Holders so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price) those shares of the Series B shall no longer be deemed outstanding and all rights of the holders of those shares will terminate.

(f) If any redemption date is not a Business Day, then the redemption price may be paid on the next Business Day and no interest or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day. “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(g) If less than all of the outstanding Series B is to be redeemed, the Series B to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine.

7. Conversion.

(a) Right to Convert. Subject to the provisions of this Section 7, at any time and from time-to-time on or after the date a registration statement on Form S-1 for the offer and sale of Series A is declared effective, any Series B Holder shall have the right by written election to the Corporation to convert all or any portion of the outstanding shares of Series B held by such Series B Holder into the same number of shares of Series A. Provided, however, if the Corporation at any time on or after the issuance of any Series B subdivides (by any stock split, recapitalization or other similar transaction) the Series A or the Series B into a greater number of shares, or if the Corporation combines (by any reverse split, recapitalization or other similar transaction) the Series A or the Series B into a smaller number of shares, the conversion ratio in effect immediately prior to such combinations will be equitably adjusted to the extent necessary.

(b) Automatic Conversion. Subject to the provisions of this Section 7, on each date which is three years from the original date of issuance of Series B such shares(s) shall automatically convert into the same number of shares of Series A. Provided, however, if the Corporation at any time on or after the issuance of any Series B subdivides (by any stock split, recapitalization or other similar transaction) the Series A or the Series B into a greater number of shares, or if the Corporation combines (by any reverse split, recapitalization or other similar transaction) the Series A or the Series B into a smaller number of shares, the conversion ratio in effect immediately prior to such combinations will be equitably adjusted to the extent necessary.

8. Voting Rights.

(a) Series B Holders will not have any voting rights, except as set forth in this Section 8 or as otherwise required by law. On each matter on which Series B Holders are entitled to vote as a separate class, each share of the Series B will be entitled to one vote.

(b) So long as any shares of the Series B remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable): (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series B with respect to the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter, repeal or replace the Certificate of Incorporation, including by way of merger, consolidation or otherwise in which the Corporation may or may not be the surviving entity, so as to materially and adversely affect and deprive Series B Holders of any right, preference, privilege or voting power of the Series B (each, an “Event”). An increase in the amount of the authorized Preferred Stock, including the Series B, or the creation or issuance of any additional Series B or other series of Preferred Stock that the Corporation may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B with respect to the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(c) Notwithstanding Section 8(b)(ii) above, if any Event set forth in Section 8(b)(ii) above materially and adversely affects any right, preference, privilege or voting power of the Series B but not all series of parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B and all such other similarly affected series, outstanding at the time (voting together as a class), given in person or by proxy, either in writing or at a meeting, shall be required in lieu of the vote or consent that would otherwise be required by Section 8(b)(ii).

(d) The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by Series B Holders would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of the Series B shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 6.

(e) Except as expressly stated in this Section 8 or as may be required by applicable law, the Series B will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

9. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of the Series B are outstanding, the Corporation will use its best efforts to transmit by mail (or other permissible means under the Exchange Act) to all Series B Holders, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required).

10. No Preemptive Rights. No Series B Holders will, as Series B Holders, have any preemptive or similar rights to purchase or subscribe for Common Stock or any other security of the Corporation, except as provided in Section 7.

11. Record Holders. The Corporation and the transfer agent for the Series B may deem and treat the record holder of any Series B as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

12. Amendment. This Series B Certificate of Designation may be amended by the vote or consent of a majority of outstanding Series B (or by the Board of the Corporation prior to the issuance of any Series B), subject to any rights of outstanding capital stock of the Corporation.

[Signature on Following Page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly adopted and executed in its name and on its behalf on this 13th day of February, 2020.

/s/ Miles Jennings
Name:	Miles Jennings
Title:	Chief Executive Officer

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